Experience Art And Design, Inc. Executes Stock Purchase Agreement
To Acquire a Dry Cleaning Processing Plant, two drop centers and a Coin Operated Laundromat

This is the second announced acquisition for Metropolitan Dry Cleaners

LAS VEGAS, NV / August 17, 2016 / Experience Art & Design, Inc. (OTC: EXAD) On August 16, 2016 executed an Stock Purchase Agreement (SPA) with the Seller to acquire a Dry Cleaning Processing Plant and two drop centers located near Fort Myers on the West Coast of Florida. The operation will be re-branded under Metropolitan Dry Cleaners.

The combined entities currently generate over $400,000 and had generated over $1 million in previous years.  Metropolitan Dry Cleaners, will implement pickup and delivery services while expanding the drop centers to increase market share and revenue.

EXAD will be setting up a wholly owned subsidiary corporation under the name Metropolitan Dry Cleaners in the State of Florida, this will coincide with a name change and ticker change to become effective after Labor Day.

Metropolitan is exploring other opportunities daily, looking for other companies to merge in and grow its footprint in the dry cleaning sector.

Experience Art & Design, Inc., in compliance with SEC regulations, may in the future use social media outlets like Facebook or Twitter and its own website to announce key information in compliance with Reg FD.

For additional information about this release please contact:

Investor Relations:

info@metropolitandrycleaners.com

http://www.metropolitandrycleaners.com

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, estimates of dry cleaning services and equipment markets, release of corporate apps, global dry cleaning services and equipment markets, growth of platform, target markets, product releases, product demand and, business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's EDGAR database.